EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         Contact:   James H. Moss
---------------------                                    Chief Financial Officer
                                                         (717) 909-2247


WAYPOINT FINANCIAL CORP. COMPLETES THIRD STOCK REPURCHASE PROGRAM AND INITIATES REPURCHASES UNDER NEW STOCK REPURCHASE PROGRAM

     Harrisburg, Pennsylvania (January 29, 2003) Waypoint Financial Corp.
     ------------------------
(Nasdaq/NM:WYPT), today announced that it has completed the repurchase of 1,800,000 shares under its third stock repurchase program authorized by its Board of Directors on August 22, 2002 and has initiated repurchases under the fourth stock repurchase program authorized by its Board of Directors, and announced on December 19, 2002. The fourth program provides authority to repurchase up to an additional 5% of outstanding shares of Common Stock or approximately 1,726,000 shares. Shares will be repurchased through open market or negotiated transactions and will be held by the corporation as treasury stock. The number of shares repurchased and the timing of such transactions will depend upon market conditions and the implementation of other corporate strategies.

     Waypoint Financial Corp. is a $5.4 billion bank holding company for Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 59 branches. Waypoint Bank operates 51 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint provides a full range of financial services including banking for retail, commercial, and small business customers, mortgages, trust and investment, brokerage, and insurance services to over 120,000 households and businesses.


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